EXHIBIT 99.1
NEWS RELEASE
COEUR’S NEW MINES LEAD TO RECORD PRODUCTION AND REVENUE AIDED
BY CONTINUED STRONG SILVER AND GOLD PRICES
—Final Construction Activities Underway at Kensington Gold Mine in Alaska —
Highlights:
•	86% increase in silver production over last year’s third quarter to record 5.2 million ounces

•	222% increase in gold production to nearly 29,000 ounces

•	146% increase in revenue to all-time high of $89.8 million

•	Operating cash flow increased to $23.0 million from $1.2 million in last year’s third quarter

•	As announced yesterday, the Company reported a nearly 40% increase in silver and gold proven and probable reserves reported at the expanding Palmarejo District in Mexico to 88.6 million ounces of silver and 1.1 million ounces of gold

•	Entered into a $45 million term loan facility to fund completion of Kensington tailings facility
COEUR D’ALENE, Idaho — November 5th, 2009 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) today announced record silver production of 5.2 million ounces during the third quarter of 2009. This record production represents an 86% increase compared to last year’s third quarter and was driven by Coeur’s two new large, long-life mines — San Bartolomé in Bolivia and Palmarejo in Mexico- which combined for a total of 3.4 million ounces of silver production, or 65% of the Company’s total silver production, during the third quarter. Gold production also increased dramatically due to the continued ramp-up of production at Palmarejo, which produced 24,289 ounces during the quarter.
The Company also reported record quarterly revenue of $89.8 million, a 146% increase over last year’s third quarter revenue, along with quarterly operating cash flow of $23.0 million compared to $1.2 million of operating cash flow during last year’s third quarter.
“Our third quarter results continued to highlight the Company’s dramatic growth and successful transition to its new, long-life mines. As the Palmarejo silver and gold mine in Mexico continues to ramp up its production levels and as we look ahead to the Kensington gold mine in Alaska contributing production and cash flow next year, we look forward to continuing to deliver strong operational and financial results for our shareholders,” said Dennis E. Wheeler, Chairman, President and Chief Executive Officer. “Silver and gold prices look to remain strong based on a weakening U.S. dollar, consistent investment demand, and — in the case of silver — increasing industrial demand, particularly in medical, electronic and technology applications.”
Commenting on the Company’s outlook for full-year 2009, Mr. Wheeler commented, “Coeur expects to produce approximately 18 million ounces of silver in 2009, a 50% increase compared to 2008 production levels. Earlier this year, the Company sold its 100% interest in the silver at the Broken Hill mine in Australia. Despite the loss of production from the strategic sale of this asset and a small adjustment to our San Bartolomé mine plan, our Martha and Rochester mines have exceeded budgeted production levels.

The Company also expects to produce approximately 70,000 ounces of gold for the full-year — a 52% increase over last year.”
“Total operating cash flow — the Company’s chief benchmark for financial performance — increased 35% in the third quarter compared to the most recent quarter,” commented Mitchell J. Krebs, Coeur’s Chief Financial Officer. “In addition, the Company recorded two significant items during the third quarter which are reflected in its income statement and third quarter results. This included a $22.4 million gain on the sale of Coeur’s interest in the Broken Hill mine, as well as a $32 million non-cash expense related to the Palmarejo gold production royalty, which was completed in January. U.S. GAAP requires that a portion of this royalty be treated as an embedded derivative subject to quarterly non-cash mark-to-market adjustments. The primary trigger for this adjustment was gold’s impressive rise in price from the end of the second quarter to the end of the third. Finally, the Company continues to strengthen the balance sheet, with outstanding debt reduced by over $40 million during the third quarter and with added financial flexibility with the closing of the term facility for Coeur Alaska with Credit Suisse.”
Palmarejo (Mexico) continues to ramp up to full-scale production levels as reserves continue to grow
•	In a separate press release issued late yesterday, the Company reported a nearly 40% increase in both silver and gold reserves based on ongoing drilling at the Guadalupe deposit located six kilometers from the Palmarejo mine and processing facilities. These new reserves — 25.0 million silver ounces and 313,000 gold ounces — significantly add to the 63.6 million silver ounces and 756,000 gold ounces in reserves reported at the Palmarejo project at the beginning of the year.

•	Palmarejo continued ramp-up activities during the third quarter:
—	Silver production increased 117% to 1.3 million ounces in the third quarter compared to 587,716 ounces of silver production in the second quarter while gold production increased 150% to 24,289 ounces in the third quarter versus 9,730 ounces of gold production in the second quarter

—	Tons milled increased 44% during the third quarter compared to the prior quarter

—	Average silver grade increased 10% and the average gold grade increased 41% versus the second quarter

—	Average silver recoveries increased 37% from 53.6% in the second quarter to 73.4% during the third quarter. Further increases in recovery are being seen in the fourth quarter of 2009.

—	Average gold recoveries increased 22% from 77.0% to 94.3% during the third quarter.

—	Cash operating costs per ounce declined over 55% from the mine’s initial quarter of operations to $8.76 per ounce during the third quarter. Further cost reductions are expected in the fourth quarter and in 2010 as the operation’s production levels continue to ramp-up.
•	The mine is now operating at near full-scale production levels and expects to be in position to achieve its full-year 2010 production targets of approximately 9 million ounces of silver and 110,000 ounces of gold with cash operating costs per ounce of approximately $1.50.
San Bartolomé (Bolivia) demonstrating consistent performance for third consecutive quarter
•	Silver production during the third quarter was 2.1 million ounces with cash operating costs of $7.63 per ounce, representing the third consecutive quarter of consistent production and operating costs during this initial full year of operations.

•	Silver production through the first nine months of 2009 reached 6.1 million ounces with cash operating costs of $7.24 per ounce.

•	The mine plan has been temporarily adjusted while temporary suspension of mining above 4,400 meters is in effect as stability studies of the Cerro Rico Mountain are undertaken by COMIBOL. The potential impact of the revised mine plan in the fourth quarter may be up to 500,000 ounces. Meanwhile, mining continues on the remainder of the property.

•	Cerro Rico Mountain is an historic mining site that is the subject of centuries of unregulated underground mining by numerous groups and individuals. The Company does not use explosives in its surface-only mining activities and is sensitive to the preservation of the mountain under its contracts with the state-owned mining entity and the local cooperatives, which are supported by Supreme Decree.
Kensington (Alaska) maintains construction schedule toward second half 2010 startup
•	The U.S. Army Corps of Engineers reactivated the 404 permit in the third quarter, allowing construction activities to recommence. During the quarter, the construction management team and outside contractors were mobilized and work is ongoing on the tailings facility and related remaining infrastructure.

•	The Company expects to produce 40,000 ounces of gold in 2010, with 120,000 ounces in its first full year of operation (2011) at average operating costs of approximately $475 per ounce.

•	Coeur Alaska, a wholly-owned subsidiary of the Company, recently finalized a $45 million term facility with Credit Suisse of Zurich to ensure sufficient financial flexibility to complete the remaining construction work.
Rochester (Nevada) pursuing restart of gold and silver production
•	At the Rochester mine, which has been producing silver and gold for over 23 years, the Company is pursuing a restart of mining operations that may add an average of 2.9 million ounces of incremental annual silver production and 30,000 ounces of further gold production through 2017

•	Meanwhile, the mine continues low-cost production and high-margin cash flow from ongoing residual leaching activities. Silver production through the first nine months of 2009 reached 1.5 million ounces and gold production during the first nine months totaled 9,146 ounces with low average cash operating costs of $2.69 per ounce.
Martha (Argentina) delivers robust quarter of production and cash flow
•	Martha produced 1.2 million ounces of silver during the third quarter, representing a 44% increase over last year’s third quarter and a 66% increase in production compared to the most recent quarter

•	Cash operating costs declined 30% from the second quarter to $5.54 per ounce.

•	Production was higher primarily due to a 50% increase in silver grades compared to last quarter and due to 78% increase in tons milled versus last year’s third quarter.

•	Metal sales from Martha during the third quarter totaled $15.2 million compared to $10.0 million in the prior quarter and $3.7 million during last year’s third quarter.
Exploration Update

•	At Palmarejo (Mexico), the Company plans to continue drilling activities at Guadalupe into 2010 which will consist of additional in-fill drilling to test large areas of sparse drilling and inferred mineral resources, exploration to extend the size of the deposit to the northwest and on other targets near Guadalupe.

•	In Argentina, a third phase of drilling commenced at the Joaquin property near the company’s Martha Mine. To-date, five targets have been drilled at Joaquin, with favorable results from three. Based on results from two prior phases of drilling, a third phase commenced September 23rd and continues today. Through October, a total of twelve phase three holes were complete — nine at the La Negra target and three at the La Morocha target. Some assays results have been received (see drill results table in this release), which encountered wide zones of silver and gold mineralization. Further drilling is planned on these two targets and at the nearby La Morena target to the west. The La Morocha and La Negra mineralized systems trend to the northwest, dip to the northeast and remain open at depth and on strike to the northwest. Coeur has an option to earn up to a 71% managing interest in a joint venture with Mirasol Resources Ltd.

•	At Kensington (Alaska), a new drilling program commenced targeting a new vein named the Kimberly, which is located between the Jualin and Kensington properties. A total of three new core holes were completed on the Kimberly Vein through the end of October. All core holes cut the vein, consisting of quartz and sulfides, typical of other structures in the district, in fans drilled to test the upward and downward and strike extent of the vein. Assays are pending. Drilling will continue into 2010 on Kimberly and other targets in the district.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer. Coeur will have its first full year of production this year at the world’s largest pure silver mine — San Bartolomé in Bolivia — and began production in March at another world-leading silver mine — Palmarejo in Mexico. The Company also operates underground mines in southern Chile and Argentina and one surface mine in Nevada; and owns a non-operating interest in a low-cost mine in Australia. The Company also owns a major gold project — Kensington in Alaska — and conducts exploration activities in Argentina, Chile and Mexico. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.
Photos of projects and other information can be accessed through company website at www.coeur.com.
Conference Call Information
Coeur will hold a conference call to discuss the Company’s second quarter 2009 results at 1:00 p.m. Eastern time on November 5, 2009. To listen live via telephone, call (866) 853-4681 (US and Canada) or (660) 422-4718 (International). The conference ID number is 34563098. The conference call and presentation will also be webcast on the Company’s web site www.coeur.com. A replay of the call will be available through November 12, 2009. The replay dial-in numbers are (800) 642-1687 (US and Canada) and (706) 645-9291 (International) and the access code is 34563098. In addition, the call will be archived for a limited time on the company’s web site.
For Additional Information:

Investors
Director of Investor Relations
Karli Anderson, 208-665-0345
Media
Director of Corporate Communications
Tony Ebersole, 208-665-0777

Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by first parties in respect of Coeur, its financial or operating results or its securities.
Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral projects in this press release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.
Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “measured,” “indicated,” and “inferred” “resources,” that are recognized by Canadian and Australian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be obtained from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml
Non-GAAP Measures
We supplement the reporting of our financial information determined under generally accepted accounting principles (GAAP) with certain Non-GAAP financial measures, including cash operating costs. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We also provide the amount of our operating cash flow to supplement our cash flow determined under GAAP. We define operating cash flow as cash flow from operations (US GAAP) less working capital changes as set forth in cash flow statement. We believe operating cash flow is an important measure in assessing the Company’s overall financial performance. The following table provides a reconciliation of operating cash flow to cash provided by (used in) operating activities:

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2009	2008
	(In thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$45,603	$20,760
Short-term investments	—	7,881
Receivables	53,647	53,187
Ore on leach pad	8,341	9,193
Metal and other inventory	62,068	34,846
Deferred tax assets	208	240
Prepaid expenses and other	26,152	26,344

	196,019	152,451

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	655,834	575,020
Less accumulated depreciation	(115,579)	(88,890)

	540,255	486,130

MINING PROPERTIES
Operational mining properties	327,657	218,569
Less accumulated depletion	(140,604)	(131,557)

	187,053	87,012

Mineral interests	1,727,915	1,764,794
Less accumulated depletion	(21,354)	(16,796)

	1,706,561	1,747,998

Non-producing and development properties	334,497	356,912

	2,228,111	2,191,922

OTHER ASSETS
Ore on leach pad, non-current portion	18,361	20,998
Restricted assets	23,865	23,110
Receivables, non-current	37,943	34,139
Debt issuance costs, net	4,804	10,253
Deferred tax assets	5,750	4,666
Other	4,651	4,452

	95,374	97,618

TOTAL ASSETS	$3,059,759	$2,928,121

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2009	2008
	(In thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$79,374	$66,300
Accrued liabilities and other	37,615	64,673
Accrued income taxes	19,077	927
Accrued payroll and related benefits	10,221	8,106
Accrued interest payable	839	4,446
Current portion of capital lease and other short-term obligations	12,487	14,608
Current portion of royalty obligation	30,232	—
Current portion of reclamation and mine closure	3,496	1,924

	193,341	160,984
LONG-TERM LIABILITIES
3 1/4% Convertible Senior Notes due March 2028	125,448	185,001
1 1/4% Convertible Senior Notes due January 2024	65,204	180,000
Senior Secured Floating Rate Convertible Notes due 2012	—	1,830
Non-current portion of royalty obligation	104,620	—
Non-current portion of capital lease obligations	21,564	16,837
Reclamation and mine closure	36,880	34,093
Deferred income taxes	528,605	557,449
Other long-term liabilities	6,638	6,015

	888,959	981,225
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; authorized 150,000,000 shares, 78,142,194 issued at September 30, 2009 and 56,779,909 shares issued at December 31, 2008.	781	568
Additional paid-in capital	2,396,247	2,218,487
Accumulated deficit	(419,574)	(419,958)
Shares held in treasury, at cost (none at September 30, 2009 and 105,921 shares at December 31, 2008).	—	(13,190)
Accumulated other comprehensive income	5	5

	1,977,459	1,785,912

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,059,759	$2,928,121

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts)
REVENUES

Sales of metal	$89,793	$36,538	$202,436	$131,145

COSTS AND EXPENSES
Production costs applicable to sales	59,139	30,049	133,706	78,696
Depreciation and depletion	28,647	6,068	57,466	16,677
Administrative and general	4,905	4,606	17,938	20,163
Exploration	3,167	5,824	10,785	14,291
Care and maintenance and other	1,162	—	3,828	—
Pre-development	—	780	—	17,222

Total costs and expenses	97,020	47,327	223,723	147,049

OPERATING LOSS	(7,227)	(10,789)	(21,287)	(15,904)

OTHER INCOME AND EXPENSE
Gain (loss) on debt extinguishments	(2,947)	—	35,890	—
Loss on derivatives, net	(35,718)	—	(49,572)	—
Interest and other income (expense)	(1,704)	2,295	1,676	3,803
Interest expense, net of capitalized interest	(6,088)	(1,412)	(12,047)	(3,141)

Total other income and expense	(46,457)	883	(24,053)	662

Loss from continuing operations before income taxes	(53,684)	(9,906)	(45,340)	(15,242)
Income tax benefit	13,876	4,444	18,272	2,200

NET LOSS FROM CONTINUING OPERATIONS	(39,808)	(5,462)	(27,068)	(13,042)
Income from discontinued operations, net of income taxes	114	1,419	5,041	8,301
Gain on sales of assets of discontinued operations, net of income taxes	22,411	—	22,411	—

NET LOSS	(17,283)	(4,043)	384	(4,741)
Other comprehensive loss	—	(526)	—	(854)

COMPREHENSIVE LOSS	$(17,283)	$(4,569)	$384	$(5,595)

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Loss from continuing operations	$(0.52)	$(0.10)	$(0.39)	$(0.24)
Income from discontinued operations	$0.29	$0.03	$0.40	$0.15

Net loss	$(0.23)	$(0.07)	$0.01	$(0.09)

Diluted income (loss) per share:
Loss from continuing operations	$(0.52)	$(0.10)	$(0.39)	$(0.24)
Income from discontinued operations	$0.29	$0.03	$0.40	$0.15

Net loss	$(0.23)	$(0.07)	$0.01	$(0.09)

Weighted average number of shares of common stock
Basic	76,133	55,010	69,163	55,006
Diluted	76,133	55,010	69,163	55,006

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,283)	$(4,043)	$384	$(4,741)
Add (deduct) non-cash items:
Depreciation and depletion	28,647	6,068	57,466	16,677
Amortization of debt discount	5,231	409	9,590	450
Deferred income taxes	(24,175)	(3,894)	(29,896)	(7,795)
Gain on debt extinguishment	2,947	—	(35,890)	—
Loss on derivatives, net	32,380	5,115	45,250	8,639
Gain on foreign currency transactions	223	(63)	(185)	1
Share based compensation	1,885	356	4,542	2,244
Gain from sale of discontinued operations and other assets	(32,212)	163	(32,291)	167
Other charges	662	750	2,965	2,538
Changes in operating assets and liabilities:
Receivables and other current assets	1,855	2,393	(7,145)	(23,825)
Inventories	(10,547)	(685)	(23,733)	5,974
Accounts payable and accrued liabilities	33,421	(5,381)	50,654	(9,366)

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	23,034	1,188	41,711	(9,037)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(6,525)	(58,973)	(13,906)	(304,596)
Proceeds from sales of investments	11,237	124,894	30,050	334,604
Capital expenditures	(54,578)	(87,727)	(175,509)	(256,362)
Proceeds from sale of assets and other	55,053	49	56,877	11

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	5,187	(21,757)	(102,488)	(226,343)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of gold production royalty	—	—	75,000	—
Proceeds from issuance of convertible notes	—	—	20,368	230,000
Repayment of long-term debt and capital leases	(7,268)	(22,389)	(22,138)	(30,213)
Payment of debt issuance costs	—	293	—	(8,258)
Proceeds from short-term borrowings	—	500	—	1,194
Proceeds from sale-lease back transactions	—	—	12,511	—
Common stock repurchased	(18)	—	(121)	(372)
Other	—	—	—	35

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(7,286)	(21,596)	85,620	192,386

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,935	(42,165)	24,843	(42,994)

Cash and cash equivalents at beginning of period	24,668	97,842	20,760	98,671

Cash and cash equivalents at end of period	$45,603	$55,677	$45,603	$55,677

Operating Statistics From Continuing Operations
          The following table presents information by mine and consolidated sales information for the three and nine month periods ended September 30, 2009 and 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Palmarejo(B)
Tons milled	410,137	—	695,232	—
Ore grade/Ag oz	4.24	—	4.08	—
Ore grade/Au oz	0.062	—	0.055	—
Recovery/Ag oz	73.4%	—	65.7%	—
Recovery/Au oz	94.3%	—	88.9%	—
Silver production ounces	1,275,904	—	1,863,620	—
Gold production ounces	24,289	—	34,019	—
Cash operating costs/oz	$8.76	—	$12.13	—
Cash cost/oz	$8.76	—	$12.13	—
Total cost/oz	$24.41	—	$29.48	—
San Bartolomé
Tons milled	431,218	160,678	1,147,935	177,756
Ore grade/Ag oz	5.36	7.54	6.05	6.82
Recovery/Ag oz	91.3%	58.3%	88.5%	60.1%
Silver production ounces	2,111,313	706,538	6,141,223	728,394
Cash operating costs/oz	$7.63	$13.35	$7.24	$13.32
Cash cost/oz	$11.17	$15.66	$9.98	$15.59
Total cost/oz	$13.63	$18.20	$12.45	$18.13
Martha Mine
Tons milled	28,431	15,940	83,344	38,087
Ore grade/Ag oz	42.56	54.40	34.30	57.35
Ore grade/Au oz	0.059	0.072	0.046	0.072
Recovery/Ag oz	97.4%	94.2%	94.2%	95.3%
Recovery/Au oz	93.0%	89.0%	87.9%	91.2%
Silver production ounces	1,178,088	816,495	2,693,993	2,081,573
Gold production ounces	1,569	1,028	3,376	2,497
Cash operating costs/oz	$5.54	$5.89	$6.22	$6.75
Cash cost/oz	$6.02	$6.73	$6.68	$7.57
Total cost/oz	$7.48	$8.27	$8.19	$9.39
Rochester(A)
Silver production ounces	528,037	795,351	1,541,441	2,374,698
Gold production ounces	3,097	4,983	9,146	16,895
Cash operating costs/oz	$2.77	$(0.05)	$2.69	$(1.30)
Cash cost/oz	$3.67	$0.72	$3.32	$(0.46)
Total cost/oz	$4.58	$1.47	$4.29	$0.33
Endeavor
Tons milled	130,319	298,601	428,162	827,755
Ore grade/Ag oz	1.76	1.46	1.59	1.50
Recovery/Ag oz	45.0%	51.8%	54.1%	54.9%
Silver production ounces	102,973	226,180	367,492	683,470
Cash operating costs/oz	$7.09	$2.53	$5.96	$2.49
Cash cost/oz	$7.09	$2.53	$5.96	$2.49
Total cost/oz	$9.66	$4.94	$8.53	$4.72
Cerro Bayo
Tons milled	—	50,253		208,837
Ore grade/Ag oz	—	5.52	—	5.29
Ore grade/Au oz	—	0.066	—	0.104
Recovery/Ag oz	—	91.8%	—	93.4%
Recovery/Au oz	—	89.4%	—	90.3%
Silver production ounces	—	254,638	—	1,031,524
Gold production ounces	—	2,973	—	19,695
Cash operating costs/oz	—	$19.89	—	$7.97
Cash cost/oz	—	$19.89	—	$7.97
Total cost/oz	—	$26.25	—	$14.34
CONSOLIDATED PRODUCTION TOTALS
Silver ounces	5,196,315	2,799,202	12,607,769	6,899,659
Gold ounces	28,955	8,984	46,541	39,087
Cash operating cost per oz	$6.93	$7.08	$7.15	$4.43
Cash cost per oz/silver	$8.57	$8.13	$8.66	$5.21

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Total cost/oz	$13.88	$10.21	$12.94	$7.47

CONSOLIDATED SALES TOTALS(C)
Silver ounces sold	4,667,995	2,237,675	12,207,964	6,150,086
Gold ounces sold	23,079	11,215	40,003	41,145
Realized price per silver ounce	$14.54	$14.53	$13.70	$17.13
Realized price per gold ounce	$954	$886	$946	$952

(A)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease, which is currently estimated for 2014. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates — Ore on Leach Pad.

(B)	Palmarejo achieved commercial production on April 20, 2009. Mine statistics do not represent normal operating results. It is expected that Palmarejo will continue to ramp up its production rate and achieve full capacity during the fourth quarter of 2009.

(C)	Units sold at realized metal prices will not match reported metal sales due primarily to the effects on revenues of mark-to-market adjustments on embedded derivatives in the Company’s provisionally priced sales contracts.
Operating Statistics From Discontinued Operations
          The following table presents information for Broken Hill which was sold on July 30, 2009, effective as of July 1, 2009:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Broken Hill
Tons milled	—	496,552	827,766	1,523,719
Ore grade/Silver oz	—	0.85	1.44	0.97
Recovery/Silver oz	—	74.2%	70.5%	73.0%
Silver production ounces	(1,739)	312,425	841,855	1,081,254
Cash operating cost/oz	$19.58	$3.38	$3.40	$3.60
Cash cost/oz	$19.58	$3.38	$3.40	$3.60
Total cost/oz	$48.76	$5.15	$5.26	$5.37
          “Operating Costs per Ounce” and “Cash Costs per Ounce” are calculated by dividing the operating cash costs and cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash operating costs and cash costs per ounce as key indicators of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a U.S. dollar per ounce basis.
          “Cash Operating Costs” and “Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, accretion, corporate general and administrative expense, exploration, interest, and pre-feasibility costs. Cash operating costs include all cash costs except production taxes and royalties, if applicable. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.
          Total operating costs and cash costs per ounce are non-GAAP measures and investors are cautioned not to place undue reliance on them and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes.

The following table presents a reconciliation between non-GAAP cash operating costs per ounce and cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization, calculated in accordance with U.S. GAAP:
Three Months Ended September 30, 2009
(In thousands except ounces and per ounce costs)

	San Bartolomé	Martha	Palmarejo	Cerro Bayo	Rochester	Endeavor	Total
Production of Silver (ounces)	2,111,313	1,178,088	1,275,904	—	528,037	102,973	5,196,315

Cash operating costs per ounce	$7.63	$5.54	$8.76	$—	$2.77	$7.09	$6.93
Cash Costs per ounce	$11.17	$6.02	$8.76	$—	$3.67	$7.09	$8.57

Total operating costs (Non-GAAP)	$16,118	$6,525	$11,174	$—	$1,461	$730	$36,008
Royalties	7,474	562	—	—	—	—	8,036
Production taxes	—	—	—	—	475	—	475

Total Cash Costs (Non-GAAP)	23,592	7,087	11,174	—	1,936	730	44,519
Add/Subtract:
Third party smelting costs	—	(2,221)	(554)	—	—	(225)	(3,000)
By-product credit	—	1,502	23,301	—	2,956	—	27,759
Other adjustments	—	469	20	—	16	—	505
Change in inventory	1,765	(1,714)	(11,078)	—	558	55	(10,414)
Depreciation, depletion and amortization	5,191	1,246	19,948	—	463	265	27,113

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$30,548	$6,369	$42,811	$—	$5,929	$825	$86,482

Nine Months Ended September 30, 2009
(In thousands except ounces and per ounce costs)

	San Bartolomé	Martha	Palmarejo	Cerro Bayo	Rochester	Endeavor	Total
Production of Silver (ounces)	6,141,223	2,693,993	1,863,620	—	1,541,441	367,492	12,607,769

Cash operating costs per ounce	$7.24	$6.22	$12.13	$—	$2.69	$5.96	$7.15
Cash Costs per ounce	$9.98	$6.68	$12.13	$—	$3.32	$5.96	$8.66

Total operating costs (Non-GAAP)	$44,484	$16,748	$22,597	$—	$4,145	$2,190	$90,164
Royalties	16,777	1,253	—	—	—	—	18,030
Production taxes	—	—	—	—	978	—	978

Total Cash Costs (Non-GAAP)	61,261	18,001	22,597	—	5,123	2,190	109,172
Add/Subtract:
Third party smelting costs	—	(5,067)	(768)	—	—	(759)	(6,594)
By-product credit	—	3,157	32,402	—	8,487	—	44,046
Other adjustments	8	636	20	—	103	—	767
Change in inventory	1,524	(1,046)	(17,932)	1,211	2,599	(42)	(13,686)
Depreciation, depletion and amortization	15,137	3,420	32,328	—	1,391	946	53,222

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$77,930	$19,101	$68,647	$1,211	$17,703	$2,335	$186,928

Three Months Ended September 30, 2008
(In thousands except ounces and per ounce costs)

	San Bartolomé	Martha	Cerro Bayo	Rochester	Endeavor	Total
Production of Silver (ounces)	706,538	816,495	254,638	795,351	226,180	2,799,202

Cash operating costs per ounce	$13.35	$5.89	$19.89	$(0.05)	$2.53	$7.08
Cash Costs per ounce	$15.66	$6.73	$19.89	$0.72	$2.53	$8.13

Total Cash Costs	$11,065	$5,491	$5,064	$569	$573	$22,762
Add/Subtract:
Third party smelting costs	—	(1,030)	(724)	—	(344)	(2,098)
By-product credit	—	887	2,624	4,383	—	7,894
Other adjustments	—	—	—	48	—	48
Change in inventory	(5,544)	(1,120)	1,566	6,584	(43)	1,443
Depreciation, depletion and amortization	1,794	1,260	1,620	550	545	5,769

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$7,315	$5,488	$10,150	$12,134	$731	$35,818

Nine Months Ended September 30, 2008
(In thousands except ounces and per ounce costs)

	San Bartolomé	Martha	Cerro Bayo	Rochester	Endeavor	Total
Production of Silver (ounces)	728,394	2,081,573	1,031,524	2,374,698	683,470	6,899,659

Cash operating costs per ounce	$13.32	$6.75	$7.97	$(1.30)	$2.49	$4.43
Cash Costs per ounce	$15.59	$7.57	$7.97	$(0.46)	$2.49	$5.21

Total Cash Costs	$11,353	$15,765	$8,220	$(1,085)	$1,703	$35,956
Add/Subtract:
Third party smelting costs	—	(2,493)	(3,131)	—	(1,023)	(6,647)
By-product credit	—	2,228	17,984	15,213	—	35,425
Other adjustments	—	471	—	147	—	618
Change in inventory	(5,891)	(3,489)	1,523	21,099	102	13,344
Depreciation, depletion and amortization	1,853	3,323	6,571	1,724	1,523	14,994

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$7,315	$15,805	$31,167	$37,098	$2,305	$93,690

          The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in Discontinued Operations:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009(1)	2008	2009	2008
	(In thousands except ounces and per ounce costs)
Broken Hill
Production of Silver (ounces)	(1,739)	312,425	841,855	1,081,254

Cash operating costs per ounce	$19.58	$3.38	$3.40	$3.60
Cash Costs per ounce	$19.58	$3.38	$3.40	$3.60

Total Cash Costs (Non-GAAP)	$(34)	$1,056	$2,863	$3,892
Add/Subtract:
Third party smelting costs	(15)	(416)	(1,167)	(1,748)
By-Product credit	—	—	—	—
Other adjustments	—	—	—	—
Change in inventory	98	5	39	12
Depreciation, depletion and amortization	(51)	553	1,568	1,914

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$(2)	$1,198	$3,303	$4,070

(1)	Amounts reflect final metal settlement adjustments.

JOAQUIN PROJECT, SANTA CRUZ, ARGENTINA
Initial Phase 3 Drilling Results; Third and Fourth Quarter 2009
La Negra Zone

	Mineralized Interval (meters)				Assays (g/t)
Hole I.D.	From	To	Length	True	Au	Ag
DDJ-39	19.50	119.10	99.60	85.50	0.07	88
Incl.	27.30	30.00	2.70	2.30	0.58	951
Incl.	75.80	77.60	1.80	1.50	0.68	982
Incl.	87.45	95.20	7.75	6.70	0.21	114
Incl.	101.50	119.10	17.60	15.00	0.09	122
	159.25	245.20	89.85	77.00	0.06	50
Incl.	205.25	230.40	25.15	21.60	0.12	108
DDJ-40	200.40	229.00	28.60	24.00	0.23	23
Incl.	205.00	214.00	9.00	7.50	0.54	37
	235.00	263.50	28.50	24.00	0.24	78
Incl.	244.00	262.00	18.00	15.00	0.31	117
DDJ-41	14.00	33.00	19.00	16.00	0.06	40

493 core samples analyzed at Alex Stewart (Assayers), Argentina S.A. in Mendoza, Argentina.
Drill Intercepts calculated at 10 g/t Ag Eq cutoff; “Includes” calculated at 50 g/t Ag Eq cutoff.
Maximum 3 meter of internal dilution (less than cutoff) permitted.
Ag Eq (equivalent) = Ag g/t + (Au g/t * 69.23)
Samples were from half splits of cut HQ diameter drill core.
QA/QC checks performed at ALS-Chemex Laboratories in Mendoza, Argentina consisting of
49 pulp checks, all assayed within acceptable reproducibility
Internal QA/QC checks performed at Alex Stewart (Assayers), Argentina S.A. in Mendoza, Argentina, consisting of
12 duplicates and 25 standards; all assayed within acceptable ranges
24 blanks assayed below the detection limits both for gold and silver
All values uncapped.